Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

•
Revenue in the first nine months of fiscal 2023 increased 3% to $225 million driven by acquisitions
•
Business simplification and operational improvement plan beginning to yield results
•
Second quarter fiscal 2023 non-cash impairment charges of $139.1 million and third quarter fiscal 2023 inventory adjustment of $10.1 million impacted profitability
•
Evaluating operational footprint and cost structure to further reduce costs

INCLINE VILLAGE, NV, May 10, 2023 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the top wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its fiscal 2023 year-to-date financial results for the first nine months of fiscal 2023 including its fiscal third quarter ended March 31, 2023, fiscal second quarter ended December 31, 2022 and restated fiscal first quarter ended September 30, 2022. Results include Meier's Wine Cellars, Inc. acquired on January 18, 2022, ACE Cider, acquired on November 16, 2021 and Vinesse, acquired on October 4, 2021.

Jon Moramarco, Interim Chief Executive Officer, commented, "We have made solid progress with our plans to stabilize the business while we address the dynamic macroeconomic environment. We are beginning to see the benefits from our cost reduction and price enhancing actions, which are expected to have a $10 million annualized benefit to operating income exclusive of the $2 million in costs we incurred in the third quarter to affect the changes. Yet, we recognize there remains much work to do to ensure the long-term health and success of our business."

He continued, "We are currently evaluating various options regarding our operations, go-to-market strategy and costs. While we have eliminated nearly 2,000 SKU's thus far, we need to further simplify in order to focus resources where we can deliver the best performance. Everything is on the table as we rethink how we measurably reduce our production footprint and operating costs, generate cash, streamline our channels to market and reinvigorate marketing efforts of our key brands. The business realignment and growth plan we ultimately execute is expected to put us back on track with a stronger balance sheet, solid margins and better-than-market growth."

Fiscal 2023 Nine-Month Period Financial Results Review (compared with prior-year period unless noted otherwise)

Revenue

•
Net revenue was $224.7 million, up $6.5 million, reflecting the $21.0 million in acquired revenue, growth in custom production and $2.6 million increase in bulk distilled spirits sales. Somewhat offsetting the growth was $10.5 million decline in sales from bottled wine and distilled spirits programs for a large retail customer that were less profitable and therefore eliminated and $2.2 million lower revenue related to programming changes for a major television retailer.
•
Wholesale revenue grew 6.9% to $67.3 million. Per Nielsen's, over the 13-week and 52-week periods ended March 25, 2023, VWE managed wine brand portfolio outpaced the overall U.S. Wine market. However, the distributor channel has been destocking and weakness in third party managed brands somewhat offset consumer takeaway. ACE Cider contributed $9.2 million in acquired revenue and higher Wholesale case volume.
•
B2B revenue increased 13.2% to $94.4 million driven by the $8.8 million contribution from the Meier's acquisition, growth of
$9.5 million from custom production and $2.6 million from sales of bulk distilled spirits. This was partially offset by
$10.5 million decline related to an eliminated, less profitable, private label sales program for a major retailer.

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

•
The year-to-date decline in DTC revenue of $6.2 million reflected programming changes by a major television retailer which were somewhat offset by $3.0 million in acquired revenue. While wine club sales improved 2%, tasting rooms have been faced with slowing consumer discretionary spend, inflated lodging and travel costs and bad weather in wine country.

Terry Wheatley, President, noted, “Our past successes have been the result of our multi-channel approach to selling wine across the country. We believe our innovation and customer relationships are critical to our future success. VWE has the marketing plan, the products and the people to put us back on track to drive growth as we focus on our key brands of Bar Dog, Firesteed, B.R. Cohn, Kunde, Cherry Pie and Photograph.”

Gross Profit and Margin

Gross profit was down $20.2 million to $69.7 million which resulted in gross margin of 31.0%. Impacting gross profit was a
$10.1 million write down of inventory in the March quarter which had a 4.5 point impact on margin. Excluding the inventory write down, gross margin would have been 35.5%. Other impacts to gross profit included increased overhead and incremental costs incurred due to supply chain challenges.

Selling, General and Administrative Expenses (SG&A)

SG&A, which excludes amortization expense, increased $25.7 million to $92.5 million and was 41.1% of revenue. Higher SG&A included $5.5 million in atypical expenses related to historic acquisitions, $5.5 million in incremental SG&A related to fiscal 2022 acquisitions, $5.0 million for stock-based compensation, $3.8 million for the expansion of the finance and sales teams, $2.1 million for an abandoned acquisition and approximately $1.9 million for business realignment costs.

Kristina Johnston, Chief Financial Officer, noted, "Our simplification efforts began to yield results in the third quarter, and we expect will continue to drive improvements as we advance through fiscal 2024. Our initial plans to simplify the business included a 4% reduction in headcount, price increases, higher shipping charges to customers, $11 million in asset sales, elimination of nearly 2,000 less profitable SKUs and restructured customer contracts to better cover freight costs. While the SKU rationalization represented roughly one half of our total SKUs, these were tail products and represented a nominal amount of total volume. Looking forward, we are focused on further simplifying the business, taking out costs and paying down debt."

Operating and Net Income

Loss from operations was $157.1 million primarily due to non-cash impairment charges of $139.1 million recorded in the second quarter of fiscal 2023. The decline in gross profit and higher SG&A was somewhat offset by a $2.6 million net gain on remeasurement of contingent considerations related to acquisitions, a $6.1 million gain on the sale of Tenma, and a $1.4 million gain on insurance proceeds.

Interest expense was $13.3 million, an increase of $2.5 million, or 23%, on higher outstanding debt balances.

Net loss available to VWE common shareholders was $140.0 million, compared with income of $14.2 million in the prior-year period. On a per diluted share basis, net loss available to VWE common shareholders was $2.37 compared with net income of $0.23 per diluted share in the prior-year period.

Year-to-date adjusted EBITDA1 was $(1.4) million compared with adjusted EBITDA of $40.5 million in the prior-year period.

[1] As referenced here and throughout the release, adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

Third Quarter Fiscal 2023 Highlights

•
Third quarter net revenue of $69.5 million was down $9.5 million, or 12%. Acquired revenue in the quarter was
$0.6 million.
•
B2B's $4.1 million increase in custom production and $0.6 million in acquired revenue helped to offset $3.7 million decline from the elimination of bottled wine and distilled spirits programs for a large retail customer and reduced bulk distilled spirits sales of $4.1 million.
•
In DTC, which declined $2.4 million, growth from wine clubs, telemarketing and e-commerce helped to offset a $1.2 million decline related to a major customer's timing of televised programming that was pushed out into the fiscal fourth quarter as well as reduced activity in tasting rooms, mostly as a result of bad weather.

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

•
The $3.7 million decline in Wholesale was primarily related to weakness in third party managed brands that impacted sales by $1.1 million, $0.5 million lower sales due to the timing of a limited time offer marketing program for a national retailer, and a $0.4 million decline from an eliminated, less profitable product line.
•
Third quarter gross profit was down $11.7 million to $16.3 million which resulted in gross margin of 23.5%. Gross profit included the impact of the $10.1 million inventory write-down, which was a 14.5 point impact to gross margin. Gross margin would have been 38.0% excluding the inventory adjustment. The inventory write-down included a $6.8 million market value adjustment of bulk inventory which enables the Company to reevaluate inventory usage and drive utilization. The remainder was related to obsolescence of dry and finished goods associated with elimination of odd lot SKUs, which aligns with the Company's strategy to simplify its business.
•
Third quarter SG&A, which excludes amortization expense, increased $0.5 million to $25.5 million. Lower stock compensation expense of $3.9 million driven by forfeitures and austere cost discipline were offset by business realignment costs of $1.9 million as well as increased professional and legal fees of $1.1 million, a $1.2 million increase in compensation expense driven by the expansion of the ACE Cider sales team and the additions to the finance team.
•
Third quarter loss from operations was $3.8 million compared with income from operations of $0.9 million in the prior year quarter. The loss was primarily the result of the $10.1 million inventory adjustment.

Second Quarter Fiscal 2023 Highlights

•
Second quarter net revenue of $78 million was down $5.6 million, or 6.7%. Acquired revenue of $5.7 million was more than offset by a $9.7 million revenue decline associated with bottled wine and distilled spirits programs that were eliminated, a $2.9 million reduction related to programming changes for a major television retailer, as well as changes in consumer discretionary spending during the quarter.
•
Second quarter gross profit was down $12.8 million to $25.7 million which resulted in gross margin of 32.9%. Impacts to the quarter included $7.8 million related to changes in the allocation methodology of costs of goods sold for custom production and the timing of overhead absorption as well as $1.3 million related to higher carrier costs.
•
Second quarter SG&A, which excludes amortization expense, increased $8.4 million to $33.2 million. In addition to increases in stock-based compensation, SG&A was impacted by $1.9 million in costs related to an abandoned acquisition.
•
Second quarter loss from operations was $145.6 million primarily reflecting goodwill and intangible impairment losses of $139.1 million. The goodwill impairment loss of $125.3 million was driven by more than expected sales declines in certain categories of the Wholesale and B2B businesses. A $13.8 million impairment of indefinite-lived tradename and trademark assets was primarily the result of revised expectations of future net sales for the Layer Cake brand and the expected future cash flow from the ACE Cider business.

Restated First Quarter Fiscal 2023

The Company today filed its restated Form 10-Q for its first quarter fiscal 2023 which ended September 30, 2022. The resultant changes for the quarter resulted in diluted earnings per share allocable to common stockholders for the three months ended September 30, 2022 as previously reported being reduced by $0.02 to $0.00.

Debt, Liquidity and Cash Flow

Liquidity

On December 15, 2022, the Company completed the sale of a portion of the Laetitia Vineyard for net proceeds of $8.7 million. On March 2, 2023, the Company sold the Tenma Vineyard for net proceeds of approximately $11 million and on March 13, 2023, the Company exited two interest rate swap agreements resulting in cash proceeds of approximately $6.3 million. The Company used some of the cash proceeds to reduce debt and improve the financial flexibility of the business.

As of March 31, 2023, the Company had approximately $306.0 million of current debt outstanding. Total debt is down from
$320.4 million at September 30, 2022 and down from $328.2 million at June 30, 2022. At March 31, 2023, approximately 40% of debt was hedged at a blended rate of 2.3% until 2025.

As of March 31, 2023, the Company had $32.0 million in unrestricted cash. The Company has approximately $46 million available under its revolving line of credit.

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Subsequent to the end of the third quarter fiscal 2023, the Company executed an amendment to its lending agreement that adjusted the definition of certain covenants. Under the amended agreement, the Company is in compliance with all financial covenants at March 31, 2023. The Company is continuing to work with its lenders to further amend the agreement in order to maintain compliance of financial covenants in future periods and status as a going concern.

Capital Investments

Year-to-date capital expenditures were $11.3 million. Investments were primarily related to bottling line expansions and upgrades, solar power system installation and barrels.

Conference Call and Webcast
The Company will host a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, at which time management will review the Company’s financial results for the second and third quarters, as well as the first nine months of fiscal 2023. Management will also provide updates on the status of plans to improve revenue and reduce costs. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 1-412-317-5180. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com/. A telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Wednesday, May 17, 2023, and can be accessed by dialing 1-412-317-6671 and entering the conference ID number 10178143. Alternatively, an archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.
Vintage Wine Estates is a family of wineries and wines whose singular focus is producing the nest quality wines and incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon, and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S., selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards, and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale, and exclusive brands arrangements with national retailers. While VWE is diverse across price points and varietals with over 60 brands ranging from $10 to $150 USD at retail, its primary focus is on the fastest growing luxury segment of the U.S. wine industry with the majority of brands selling in the range of $10 to $20 per bottle. The Company regularly posts updates and additional information at https://www.vintagewineestates.com.

Non-GAAP Financial Measures
In addition to reporting net income/(loss) prepared in accordance with accounting principles generally accepted in the United States, VWE uses adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings/(loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Adjusted EBITDA margin is the ratio of adjusted EBITDA to net revenue. Adjusted net income/(loss) is defined as net income/(loss) as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate. Adjusted net income/(loss) per share is calculated based on the weighted average shares outstanding for the period.

Adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA and adjusted net income have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA and adjusted net income should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Forward-Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “driving,” “eliminating,” “estimate,” “evaluating,” “execute,” “expect,” “future,” “improving,” “intend,” “looking,” “may,” “making,” “plan,” “project,” “should,” “simplify,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements related to future amendments to the Company’s lending agreement, the ability of the Company to remain in compliance with its financial covenants under its lending agreement, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, potential synergies from prior acquisitions, growth prospects and consumer and industry trends. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to continue as a going concern; the Company’s ability to remain in compliance with the financial covenants in its lending agreements; the Company’s limited experience operating as a public company and its ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the ability of the Company to retain key personnel, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2023	June 30, 2022
	(Unaudited)
Assets
Current assets:
Cash	$31,966	$45,492
Restricted cash	-	4,800
Accounts receivable, net	41,381	38,192
Other receivables	721	3,866
Inventories	199,268	192,102
Assets held for sale, net	547	-
Current interest rate swap asset	3,920	2,877
Prepaid expenses and other current assets	23,519	13,394
Total current assets	301,322	300,723
Property, plant, and equipment, net	219,680	236,100
Operating lease right-of-use assets	32,971	-
Finance lease right-of-use-assets	624	-
Goodwill	29,666	154,951
Intangible assets, net	45,438	64,377
Interest rate swap asset	3,619	6,280
Other assets	4,701	3,464
Total assets	$638,021	$765,895
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$114,429	$144,215
Accounts payable	28,785	13,947
Accrued liabilities and other payables	34,325	24,204
Current operating lease liabilities	6,357	-
Current finance lease liabilities	286	-
Current maturities of long-term debt	191,580	14,909
Total current liabilities	375,762	197,275
Other long-term liabilities	1,693	6,491
Long-term debt, less current maturities	-	169,095
Long-term operating lease liabilities	27,695	-
Long-term finance lease liabilities	344	-
Deferred tax liability	5,698	29,979
Deferred gain	10,116	10,666
Total liabilities	421,308	413,506
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	262	1,663
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at March 31, 2022 and June 30, 2022.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,161,553 issued and 59,289,659 outstanding at March 31, 2023 and 61,691,054 issued and 58,819,160 outstanding at June 30, 2022.	-	-
Additional paid-in capital	383,720	377,897
Treasury stock, at cost: 2,871,894 shares held at March 31, 2023 and June 30, 2022.	(26,034)	(26,034)
Accumulated Deficit	(140,601)	(571)
Total Vintage Wine Estates, Inc. stockholders' equity	217,085	351,292
Noncontrolling interests	(634)	(566)
Total stockholders' equity	216,451	350,726
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$638,021	$765,895

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022	2023	2022
Net revenue
Wine, spirits and cider	$53,298	$70,146	$41,443	$50,859	$146,160	$157,292
Nonwine	24,695	13,465	28,035	28,074	78,540	60,939
	77,993	83,611	69,478	78,933	224,700	218,231
Cost of revenue
Wine, spirits and cider	36,039	39,076	37,829	38,764	108,499	98,428
Nonwine	16,283	6,072	15,303	12,152	46,524	29,886
	52,322	45,148	53,132	50,916	155,023	128,314
Gross profit	25,671	38,463	16,346	28,017	69,677	89,917
Selling, general, and administrative expenses	33,225	24,789	25,526	24,952	92,458	66,724
Amortization expense	1,805	1,204	1,813	2,083	5,429	3,938
Goodwill impairment losses	125,285	-	-	-	125,285	-
Intangible impairment losses	13,823	-	-	-	13,823	-
Gain on remeasurement of contingent liability	(3,474)	-	-	-	(2,648)	-
Gain on litigation proceeds	-	-	(884)	-	(1,414)	-
Loss (gain) on sale leaseback	117	(333)	(333)	(333)	(550)	(1,000)
Loss (gain) on sale of property, plant, and equipment	470	82	(5,977)	431	(5,625)	507
(Loss) income from operations	(145,580)	12,721	(3,799)	884	(157,081)	19,748
Other income (expense)
Interest expense	(5,650)	(3,493)	(4,291)	(3,729)	(13,322)	(10,825)
Net (loss) gain on interest rate swap agreements	(839)	2,636	(3,596)	4,553	4,892	8,582
Loss on extinguishment of debt	(479)	-	-	-	(479)	-
Other, net	216	(51)	(161)	1,957	326	1,945
Total other income (expense), net	(6,752)	(908)	(8,048)	2,781	(8,583)	(298)
(Loss) Income before provision for income taxes	(152,332)	11,813	(11,847)	3,665	(165,664)	19,450
Income tax (benefit) provision	(21,709)	3,261	(1,673)	958	(24,231)	5,412
Net (loss) income	(130,623)	8,552	(10,174)	2,707	(141,433)	14,038
Net loss attributable to the noncontrolling interests	(1,046)	(40)	(14)	(73)	(1,403)	(138)
Net (loss) income attributable to common stockholders	$(129,577)	$8,592	$(10,160)	$2,780	$(140,030)	$14,176

Net earnings per share allocable to common stockholders
Basic	$(2.19)	$0.14	$(0.17)	$0.05	$(2.37)	$0.23
Diluted	$(2.19)	$0.14	$(0.17)	$0.05	$(2.37)	$0.23
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	58,941,899	60,461,611	59,289,659	61,410,403	59,014,915	60,773,258
Diluted	58,941,899	60,461,611	59,289,659	61,410,403	59,014,915	60,773,258

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(141,433)	$14,038
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	11,409	14,095
Amortization expense	6,196	4,234
Goodwill and intangible asset impairment losses	139,108	-
Remeasurement of contingent consideration liabilities	(2,648)	-
Stock-based compensation expense	6,971	1,943
Provision for doubtful accounts	677	45
Net gain on interest rate swap agreements	(4,892)	(8,582)
(Benefit) provision for deferred income tax	(24,281)	888
(Gain) Loss on disposition of assets	(5,625)	508
Deferred gain on sale leaseback	(550)	(1,000)
Loss on extinguishment of debt	479	-
Deferred rent	(2,079)	285
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(3,866)	(21,261)
Other receivables	3,145	376
Inventories	(5,466)	4,244
Prepaid expenses and other current assets	(10,125)	(2,457)
Other assets	602	(6,215)
Accounts payable	10,511	(8,106)
Accrued liabilities and other payables	16,934	2,836
Net change in lease assets and liabilities	1,087	-
Net cash used in operating activities	(3,846)	(4,128)
Cash flows from investing activities
Proceeds from disposition of assets	19,707	105
Purchases of property, plant, and equipment	(11,318)	(15,723)
Acquisition of businesses	-	(74,268)
Net cash provided by (used in) investing activities	8,389	(89,886)
Cash flows from financing activities
Repurchase of common stock	-	(2,833)
Principal payments on line of credit	(136,358)	(67,210)
Proceeds from line of credit	111,863	126,591
Financing costs incurred from line of credit	(1,975)	-
Outstanding checks in excess of cash	4,327	2,900
Principal payments on debt	(73,195)	(13,178)
Proceeds from debt	74,640	-
Loan fees	(377)	-
Principal payments on finance leases	(205)	-
Distributions to noncontrolling interest	(66)	-
Repurchase of public warrants	(172)	-
Payments of minimum tax withholdings on stock-based payment awards	(976)	-
Payments on acquisition payable	(375)	(226)
Net cash (used in) provided by financing activities	(22,869)	46,044
Net change in cash and restricted cash	(18,326)	(47,970)
Cash and restricted cash, beginning of period	50,292	123,679
Cash and restricted cash, end of period	$31,966	$75,709

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Vintage Wine Estates, Inc.
Segment Data

($'s in thousands)

Segment Revenue

Fiscal Year 2023	Three months ended			Nine months ended
Net Revenue	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Wholesale	$23,366	$23,083	$20,811	$67,260
Direct to Consumer	19,863	26,063	17,174	63,101
Business to Business	34,081	28,814	31,490	94,385
Corporate and Other/ Non-Allocable	(81)	33	3	(46)
Total	$77,229	$77,993	$69,478	$224,700

Fiscal Year 2022	Three months ended			Nine months ended
Net Revenue	September 30, 2021	December 31, 2021	March 31, 2022	March 31, 2022
Wholesale	$16,203	$22,171	$24,549	$62,923
Direct to Consumer	14,915	34,806	19,595	69,316
Business to Business	24,467	25,225	33,657	83,349
Corporate and Other/ Non-Allocable	102	1,409	1,132	2,643
Total	$55,687	$83,611	$78,933	$218,231

	Year-Over-Year $ Change
	Three months ended			Nine months ended
Net Revenue	September 30	December 31	March 31	March 31
Wholesale	7,163	912	(3,738)	4,337
Direct to Consumer	4,948	(8,743)	(2,421)	(6,215)
Business to Business	9,614	3,589	(2,167)	11,036
Corporate and Other/ Non-Allocable	(183)	(1,376)	(1,129)	(2,689)
Total	$21,542	$(5,618)	$(9,455)	$6,469

	Year-Over-Year % Change
	Three months ended			Nine months ended
Net Revenue	September 30	December 31	March 31	March 31
Wholesale	44.2%	4.1%	(15.2%)	6.9%
Direct to Consumer	33.2%	(25.1%)	(12.4%)	(9.0%)
Business to Business	39.3%	14.2%	(6.4%)	13.2%
Corporate and Other/ Non-Allocable	(179.4%)	(97.7%)	(99.7%)	(101.7%)
Total	38.7%	(6.7%)	(12.0%)	3.0%

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Vintage Wine Estates, Inc.
Segment Data

($'s in thousands)

Segment Operating Income

Fiscal Year 2023	Three months ended			Nine months ended
Operating Income	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Wholesale	$(100)	$(127,694)	$(1,637)	$(129,331)
Direct to Consumer	1,977	995	(2,929)	43
Business to Business	12,180	(1,297)	5,562	16,445
Corporate and Other/ Non-Allocable	(21,759)	(17,684)	(4,795)	(44,238)
Total	$(7,702)	$(145,680)	$(3,799)	$(157,081)

Fiscal Year 2022	Three months ended			Nine months ended
Operating Income	September 30, 2021	December 31, 2021	March 31, 2022	March 31, 2022
Wholesale	$4,188	$5,196	$3,270	$12,654
Direct to Consumer	2,539	11,379	916	14,834
Business to Business	7,514	8,303	10,457	26,274
Corporate and Other/ Non-Allocable	(8,098)	(12,157)	(13,759)	(34,014)
Total	$6,143	$12,721	$884	$19,748

	Year-Over-Year $ Change
	Three months ended			Nine months ended
Operating Income	September 30	December 31	March 31	March 31
Wholesale	$(4,288)	$(132,890)	$(4,907)	$(141,985)
Direct to Consumer	(562)	(10,384)	(3,845)	(14,791)
Business to Business	4,666	(9,600)	(4,895)	(9,829)
Corporate and Other/ Non-Allocable	(13,661)	(5,527)	8,964	(10,224)
Total	$(13,845)	$(158,401)	$(4,683)	$(176,829)

	Year-Over-Year % Change
	Three months ended			Nine months ended
Operating Income	September 30	December 31	March 31	March 31
Wholesale	(102.4%)	(2,557.5%)	(150.1%)	(1,122.1%)
Direct to Consumer	(22.1%)	(91.3%)	(419.8%)	(99.7%)
Business to Business	62.1%	(115.6%)	(46.8%)	(37.4%)
Corporate and Other/ Non-Allocable	168.7%	45.5%	-65.2%	30.1%
Total	(225.4%)	(1,245.2%)	(529.8%)	(895.4%)

Vintage Wine Estates, Inc.
Segment Data

(in thousands)

Segment Case Volume

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Fiscal Year 2023	Three Months Ended			Nine Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Wholesale	539	453	433	1,425
B2B	*	*	*	*
DTC	99	125	67	291
Total case volume	638	578	500	1,716

Fiscal Year 2022	Three Months Ended			Nine Months Ended
	September 30, 2021	December 31, 2021	March 31, 2022	March 31, 2022
Wholesale	209	379	484	1,072
B2B	*	*	*	*
DTC	60	160	87	307
Total case volume	269	539	571	1,379

	Year-Over-Year Unit Change
	Three Months Ended			Nine Months Ended
	September 30	December 31	March 31	March 31
Wholesale	330	74	(51)	353
B2B	*	*	*	*
DTC	39	(35)	(20)	(16)
Total case volume	369	39	330	8

	Year-Over-Year % Change
	Three Months Ended			Nine Months Ended
	September 30	December 31	March 31	March 31
Wholesale	157.9%	19.5%	(10.5%)	32.9%
B2B	*	*	*	*
DTC	65.0%	(21.9%)	(23.0%)	(5.2%)
Total case volume	137.2%	7.2%	57.8%	0.6%

*B2B segment sales are primarily not related to case volumes, therefore the Company has elected to eliminate case volumes for this segment as it would not be indicative of the underlying performance of the business.

Vintage Wine Estates Reports Nine Month Fiscal 2023 Results

May 10, 2023

Vintage Wine Estates, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited, in thousands)

Fiscal Year 2023	Three Months Ended			Nine Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Net (loss) income (GAAP Measure)	$(636)	$(130,623)	$(10,174)	$(141,433)
Interest expense	3,381	5,650	4,291	13,322
Income tax provision	(849)	(21,709)	(1,673)	(24,231)
Depreciation	3,215	4,093	4,101	11,409
Amortization	1,811	1,805	1,813	5,429
Stock-based compensation expense	4,651	4,328	(2,008)	6,971
Net (gain) loss on interest rate swap agreements	(9,327)	839	3,596	(4,892)
Goodwill and intangible asset impairment losses	(118)	139,226	-	139,108
Loss (gain) on disposition of assets	-	352	(5,977)	(5,625)
Gain on litigation proceeds	(530)	-	(884)	(1,414)
Adjusted EBITDA	$1,598	$3,961	$(6,915)	$(1,356)
Revenue	$77,229	$77,993	$69,478	$224,700
Adjusted EBITDA margin	2.1%	5.1%	-10.0%	-0.6%

Fiscal Year 2022	Three Months Ended			Nine Months Ended
	September 30, 2021	December 31, 2021	March 31, 2022	March 31, 2022
Net income	2,779	8,552	2,707	$14,038
Interest expense	3,603	3,493	3,729	10,825
Income tax provision	1,193	3,261	958	5,412
Depreciation	3,568	4,487	6,040	14,095
Amortization	651	1,204	2,083	3,938
Net (gain) on interest rate swap agreements	(1,393)	(2,636)	(4,553)	(8,582)
Loss (gain) on disposition of assets	(340)	(251)	1,099	508
Deferred rent adjustment	128	110	47	285
Adjusted EBITDA	$10,189	$18,220	$12,110	$40,519
Revenue	$55,687	$83,611	$78,933	$218,231
Adjusted EBITDA margin	18.3%	21.8%	15.3%	18.6%

Year Over Year Changes	Three Months Ended			Nine Months Ended
	September 30	December 31	March 31	March 31
Net (loss) income	$(3,415)	$(139,175)	$(12,881)	$(155,471)
Interest expense	(222)	2,157	562	2,497
Income tax provision	(2,042)	(24,970)	(2,631)	(29,643)
Depreciation	(353)	(394)	(1,939)	(2,686)
Amortization	1,160	601	(270)	1,491
Stock-based compensation expense	4,651	4,328	(2,008)	6,971
Net (gain) loss on interest rate swap agreements	(7,934)	3,475	8,149	3,690
Goodwill and intangible asset impairment losses	(118)	139,226	-	139,108
Loss (gain) on disposition of assets	340	603	(7,076)	(6,133)
Deferred rent adjustment	(128)	(110)	(47)	(285)
Gain on litigation proceeds	(530)	-	(884)	(1,414)
Adjusted EBITDA	$(8,591)	$(14,259)	$(19,025)	$(41,875)
Revenue	$21,542	$(5,618)	$(9,455)	$6,469
Adjusted EBITDA margin	-16.2%	-16.7%	-25.3%	-19.2%